Exhibit 99.1
Riley Permian Announces Closing of New Mexico Acquisition

OKLAHOMA CITY, April 4, 2023 /PRNewswire/ -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian") today announced that it completed its previously announced acquisition of New Mexico oil and natural gas assets from Pecos Oil & Gas, LLC, an affiliate of Cibolo Energy Partners LLC (the “New Mexico Acquisition”).

Consideration for the New Mexico Acquisition was $330 million before customary purchase price adjustments. In conjunction with the closing, the Company issued $200 million in new, senior unsecured notes (the “Senior Notes”) and funded the balance of consideration with borrowings from the Company’s existing revolving credit facility. The Senior Notes will bear interest at an annual rate of 10.5% and will mature in April 2028.

At the time of the acquisition, the Company also completed an amendment to its revolving credit facility to increase the borrowing base by $100 million to $325 million.

About Riley Exploration Permian, Inc.

Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids. For more information please visit www.rileypermian.com.

Investor Contact:
Rick D’Angelo
405-438-0126
IR@rileypermian.com